Exhibit 99.1

Contact: Rick Berry
Chief Financial Officer
600 Travis Street, Suite 5800
Houston, Texas 77002
713.993.4614

Sanders Morris Harris Group

Announces Quarterly Dividend

HOUSTON, June 12, 2008 – Sanders Morris Harris Group Inc. (NASDAQ: SMHG) today announced that its Board of Directors declared a regular quarterly cash dividend in the amount of $0.045 per share of common stock. The dividend will be payable on July 14, 2008, to common shareholders of record at the close of business on June 30, 2008.

While Sanders Morris Harris Group intends to declare dividends in subsequent quarters, any future dividends will be at the discretion of the Board of Directors after taking into account various factors, including general economic and business conditions, tax considerations, its strategic plans, its financial results and condition, its expansion plans, any contractual, legal or regulatory restrictions on the payment of dividends, and such other factors the board considers relevant.

Sanders Morris Harris Group is a financial services company that manages approximately $18 billion in client assets. It has two primary businesses. Asset/Wealth Management, the largest, provides highly regarded wealth advisory and asset management services to individuals and institutions. The other, Capital Markets, offers investment banking, institutional brokerage, trading, and research to a variety of institutions and middle market companies. Its corporate philosophy of investment in common aligns its interests with those of its clients. Sanders Morris Harris has over 600 employees in 21 states. Additional information is available at www.smhgroup.com.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the Company’s control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements that could affect the demand for the Company’s services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the Company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the Company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; (11) demand for the Company’s services; and (12) litigation and securities law liabilities. The Company does not undertake any obligation to publicly update or revise any forward-looking statements.

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